UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
 ____________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2016

 ____________________________________________________________________
OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-34776	80-0554627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 404-9500
Not Applicable.
(Former name or former address, if changed since last report)
____________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 14, 2016, Oasis Petroleum Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, acting as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), providing for the issuance and sale by the Company (the “Offering”) of $275,000,000 in principal amount of the Company’s 2.625% Convertible Senior Notes due 2023 (the “Notes”), which are convertible under certain circumstances into shares of the Company’s common stock. The Offering was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (Registration No. 333-197440), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), as supplemented by a prospectus supplement dated September 14, 2016, filed by the Company with the Commission on September 16, 2016 pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement”). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional $25,000,000 in aggregate principal amount of Notes at the public offering price, less the underwriting discount. The Offering closed on September 19, 2016.
Concurrently with the Offering, the Company is conducting cash tender offers (the “Tender Offers”), for up to $275,000,000 million in aggregate purchase price (subject to the Company’s right to increase such amount), excluding accrued interest, of the Company’s outstanding 7.25% Senior Notes due 2019 (the “2019 Notes”), 6.5% Senior Notes due 2021 (the “2021 Notes”), 6.875% Senior Notes due 2022 (the “2022 Notes”) and 6.875% Senior Notes due 2023 (the “2023 Notes” and, together with the 2019 Notes, the 2021 Notes and the 2022 Notes, the “Senior Notes”). The Tender Offers are scheduled to expire at 11:59 p.m., New York City time, on October 11, 2016, subject to the Company’s right to extend the offers.
As described in the Prospectus Supplement under the caption “Use of Proceeds,” the Company intends to use the net proceeds from the Offering, together with borrowings under the Company’s revolving credit facility, if needed, to fund the purchase of the Senior Notes tendered and accepted by the Company for purchase pursuant to the Tender Offers. If the Tender Offers are fully subscribed, the purchase price of such Notes would be an aggregate of $275,000,000, plus accrued interest. The Offering is not contingent on the completion of the Tender Offers or the tender of any minimum amount of Senior Notes in the Tender Offers. To the extent that the Tender Offers are not completed, or are less than fully subscribed, the Company may use a portion of the net proceeds from the Offering for general corporate purposes, which may include redemptions or repurchases of the Senior Notes.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company and its directors and officers have agreed with the Underwriters not to offer or sell any shares of its common stock (or securities convertible into or exchangeable for common stock), subject to customary exceptions, for a period of 60 days after the date of the Underwriting Agreement without the prior written consent of the Representative.
The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates, for which they received or will receive customary fees, commissions and expenses. From time to time, the Underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future. Affiliates of certain of the underwriters are also lenders under the Company’s revolving credit facility.
The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.
Supplemental Indenture for the Notes
The terms of the Notes are governed by the indenture dated as of November 10, 2011 (the “Base Indenture”), among the Company, the guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the sixth supplemental indenture, dated as of September 19, 2016 (the “Sixth Supplemental Indenture”; the Base Indenture, as so amended and supplemented, the “Indenture”).

The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company’s existing material subsidiaries (collectively, the “Guarantors”): Oasis Petroleum LLC, Oasis Petroleum North America LLC, Oasis Petroleum Marketing LLC, Oasis Marketing Services LLC and Oasis Well Services LLC.
The Notes bear interest at a rate of 2.625% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017. The Notes mature on September 15, 2023. Holders may convert the Notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after March 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election.
The conversion rate will initially be 76.3650 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $13.10 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or redemption in certain circumstances.
The Company may not redeem the Notes prior to September 15, 2020. On or after September 15, 2020, the Company may redeem for cash all or part of the Notes, if the last reported sale price per share of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on and including the trading day immediately preceding the date on which the Company provides the notice of redemption, including the last trading day for such 30 consecutive trading day period, in each case exceeds 130% of the conversion price for the Notes on each applicable trading day. The redemption price will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.
If the Company undergoes a fundamental change, holders of the Notes may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s non-guarantor subsidiaries.
The guarantees of the Notes by the Company’s existing material subsidiaries will be general senior unsecured obligations of the Guarantors and will rank senior in right of payment to any of their future indebtedness that is expressly subordinated to the guarantees; equal in right of payment to any of their indebtedness that is not so subordinated; and effectively junior in right of payment to all existing and future secured indebtedness of such Guarantor (including any indebtedness under the Company’s revolving credit facility), to the extent of the assets of such Guarantor constituting collateral securing that indebtedness.
The Indenture governing the Notes contains customary events of default with respect to the Notes, including that upon certain events of default occurring and continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company, may (subject to the provisions of the Indenture) declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.
Other material terms of the Notes, the Base Indenture and the Sixth Supplemental Indenture are described in the Prospectus Supplement. The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to such Indenture. A copy of the Sixth Supplemental Indenture is filed herewith as Exhibit 4.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

1.1
Underwriting Agreement, dated September 14, 2016, by and among Oasis Petroleum Inc., the guarantors named therein and RBC Capital Markets, LLC, as representative of the several underwriters named therein.

4.1
Sixth Supplemental Indenture (to the Indenture dated as of November 10, 2011) dated as of September 19, 2016 among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

5.1	Opinion of Vinson & Elkins L.L.P. regarding legality of the shares.
23.1	Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC. (Registrant)

Date: September 19, 2016	By:	/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1
Underwriting Agreement, dated September 14, 2016, by and among Oasis Petroleum Inc., the guarantors named therein and RBC Capital Markets, LLC, as representative of the several underwriters named therein.

4.1
Sixth Supplemental Indenture (to the Indenture dated as of November 10, 2011) dated as of September 19, 2016 among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

5.1	Opinion of Vinson & Elkins L.L.P. regarding legality of the shares.
23.1	Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).